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                                                                   EXHIBIT 11.01
                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            BASIC EARNINGS PER SHARE (1)          DILUTED EARNINGS PER SHARE (1)
                                                 THREE MONTHS ENDED                    THREE MONTHS ENDED
                                                    DECEMBER 31,                           DECEMBER 31,
                                             1998                  1997             1998                1997
                                            -------               ------          -------              ------
Weighted average number of common
  shares outstanding                         20,696               20,410           20,696               20,410

Shares issued upon assumed exercise of
  outstanding warrants                           --                   --               --                   --

Shares issued upon assumed exercise of
  outstanding options                            --                   --               --                  780

Weighted average common and common          -------              -------          -------              -------
  equivalent shares outstanding              20,696               20,410           20,696               21,190
                                            =======              =======          =======              =======

Net income (loss) applicable to common
  shareholders                              $  (271)             $ 1,651          $  (271)             $ 1,651
                                            =======              =======          =======              =======

Earnings (loss) per share                   $ (0.01)             $  0.08          $ (0.01)             $  0.08
                                            =======              =======          =======              =======




                                            BASIC EARNINGS PER SHARE (1)          DILUTED EARNINGS PER SHARE (1)
                                                 NINE MONTHS ENDED                    NINE MONTHS ENDED
                                                    DECEMBER 31,                          DECEMBER 31,
                                             1998                  1997             1998                1997
                                            -------               ------          -------              ------
Weighted average number of common
  shares outstanding                         20,678               20,406            20,678              20,406

Shares issued upon assumed exercise of
  outstanding warrants                           --                   --                --                  --

Shares issued upon assumed exercise of
  outstanding options                            --                   --                --               1,042

Weighted average common and common          -------              -------           -------             -------
    equivalent shares outstanding            20,678               20,406            20,678              21,448
                                            =======              =======           =======             =======

Net income (loss) applicable to common
  shareholders                              $(3,115)             $ 5,926           $(3,115)            $ 5,926
                                            =======              =======           =======             =======

Earnings (loss) per share                   $ (0.15)             $  0.29           $ (0.15)            $  0.28
                                            =======              =======           =======             =======


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(1)      Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1.66-for-one in October 1996.